[HUGHES HUBBARD & REED LLP LETTERHEAD]
                                                                     Exhibit 5.1

                                             May 31, 2002



Flushing Financial Corporation
144-51 Northern Boulevard
Flushing, New York 11354

                  Re: 1996 Stock Option Incentive Plan and
                      1996 RESTRICTED STOCK INCENTIVE PLAN

Ladies & Gentlemen:

            You have requested our opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Flushing Financial Corporation (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 675,000 shares (the "Shares") of common stock, par value $.01 per share of the Company and related rights to purchase shares of junior participating preferred stock (the "Rights") to be issued in accordance with the provisions of the Company's 1996 Stock Option Incentive Plan, as amended and restated effective March 19, 2002 (the "Stock Option Plan"), and the Company's 1996 Restricted Stock Incentive Plan, as amended and restated effective March 19, 2002 (the "Restricted Stock Plan" and, together with the Stock Option Plan, the "Plans").

            This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United States and the General Corporation Law of the State of Delaware. We are not members of the Delaware Bar.

            Based upon and subject to the foregoing, we are of the opinion that when (i) the applicable provisions of the Securities Act and of such "Blue Sky" or other state securities laws as may be applicable shall have been complied with, (ii) the Shares deliverable under the Stock Option Plan upon exercise of stock options shall have been issued for cash or other consideration in an amount at least equal to the aggregate par value of such Shares and in accordance with the terms of the Stock Option Plan, (iii) the Shares deliverable under the Restricted Stock Plan as restricted stock (subject to forfeiture upon a failure to render specified future services) shall have been issued in consideration of the payment of cash in an amount, or the rendition of prior services having a value, at least equal to the aggregate par value of such Shares, or delivered from the treasury of the Company, in either case in accordance with the terms of the Restricted Stock Plan, (iv) the Shares, if any, deliverable under the Restricted Stock Plan which are not subject to forfeiture shall have been issued in consideration of the payment of cash in an amount, or the rendition of prior services having a value, at least equal to the greater of the aggregate par value of such Shares or the value of such Shares and in

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accordance with the terms of the Restricted Stock Plan, and (v) the Share certificates shall have been duly executed and delivered, (a) the Shares will be legally issued, fully paid and nonassessable, and (b) the Rights attached to such Shares, when issued in accordance with the terms of the Rights Agreement, dated as of September 17, 1996, by and between the Company and EquiServe Trust Company N.A. (successor to State Street Bank and Trust Company), as Rights Agent, will be legally issued.

            In reaching our opinion with respect to the Shares issued as restricted stock described in clause (iii) above, we have concluded that the fact that such Shares are subject to forfeiture if the recipient thereof fails to provide services as specified in the grant letter with respect thereto should be regarded as substantially equivalent to a binding commitment to pay the balance of the purchase price over the amount paid in cash or prior services upon issuance.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

                                            Very truly yours,


                                            /s/ Hughes Hubbard & Reed LLP